Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Vicarious Surgical, Inc.

Waltham, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-260281, No. 333-292116, and No. 333-291483) and Form S-8 (No. 333-288492, No. 333-280538, No. 333-273296, No. 333-265562, No. 333-261736, and No. 333-261455) of our report dated March 9, 2026, included in this Annual Report on Form 10-K of Vicarious Surgical, Inc. (the “Company”), relating to the consolidated balance sheet of the Company as of December 31, 2025, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

March 9, 2026